Exhibit 10.1

RESIGNATION AGREEMENT AND RELEASE

This RESIGNATION AGREEMENT AND RELEASE (the “Agreement”), dated as of May 16, 2022, is entered into by and between SiriusPoint Ltd., a Bermuda corporation (the “Company”), and Sid Sankaran (the “Executive”).

WHEREAS, the Executive and the Company are parties to (x) that certain Amended and Restated Employment Agreement, dated as of February 15, 2021 (the “Employment Agreement”) and (y) additional agreements evidencing awards of service-based restricted common shares of the Company (the “Restricted Stock”), performance-based restricted share units of the Company (the “PSUs”) and options to purchase common shares of the Company (the “Options” and together with the Restricted Stock and the PSUs, the “Equity Awards”);

WHEREAS, the Executive has informed the Company of his intention to resign from all positions with the Company and its subsidiaries, and the Company has determined to accept the Executive’s resignation, in each case subject to the terms and conditions set forth herein, and effective as of the close of business on May 16, 2022 (the “Termination Date”); and

WHEREAS, the Executive and the Company each desire to specify, as well as settle and conclude, the Executive’s rights and obligations in connection with the Executive’s employment with, and resignation from, the Company and its subsidiaries.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.           Termination of Employment.

(a)         Generally. The Executive and the Company acknowledge and agree that, except as set forth in Section 2 of this Agreement and Section 5(c) of the Employment Agreement, the Executive shall no longer provide services to the Company or any of its subsidiaries in any capacity from and after the Termination Date, and the Executive does hereby resign, effective as of the close of business on Termination Date, from his employment with the Company and its subsidiaries in all respects, including without limitation from each officer, executive or director position held with the Company and its subsidiaries. In order to evidence and give effect to the Executive’s resignation, the Executive is delivering the resignation letter to the Company attached hereto as Exhibit A simultaneously with the parties’ entry into this Agreement.

(b)         Accrued Payments/Notice Pay. On the next regular payroll date following the Termination Date, the Company shall pay the Executive all of the Executive’s earned but unpaid base wages and accrued vacation and any unreimbursed business expenses, in each case incurred and payable prior to the Termination Date in accordance with Company policy.

(c)         Company Employee Benefits. Following the Termination Date, and except as provided in this Agreement, the Executive shall be entitled to any vested employee benefits under the Company’s employee benefit plans to which the Executive is entitled as a former employee; provided, that the Executive acknowledges and agrees that the Executive, by reason of his resignation, has ceased to be entitled to (x) severance pay or termination benefits under the Employment Agreement or any other severance plan, policy, agreement or arrangement sponsored or maintained by the Company or of its subsidiaries, (y) any future payment of cash-based bonus or other incentive compensation or (z) any future grant of equity-based incentive compensation.

(d)         Continuing Indemnification. Following the Termination Date, the Company will continue to provide the Executive with the indemnification and insurance coverages set forth in Section 8 of the Employment Agreement in accordance with the terms of such Section 8.

(e)         Public Communications of the Resignation and Related Matters. The Company’s public announcement of the Executive’s resignation, and any statement made by the Company or the Executive in response to an inquiry following the Termination Date, shall be in all material respects consistent with the draft disclosures separately provided to the Executive and with respect on which the Executive acknowledges having been provided with a reasonable opportunity to review and comment. If, following the Termination Date, the Executive shall receive (x) any inquiry from the press, a regulator of the Company or any subsidiary, a ratings agency or a significant commercial counterparty known to the Executive or (y) an inquiry calling for a substantial response from any current or former employee of the Company or any subsidiary and as to which the Executive intends to offer a substantial response, the Executive shall, unless prohibited by applicable law, inform the CEO and the General Counsel of the Company of such inquiry and shall reasonably coordinate the Executive’s response to such inquiry with the General Counsel of the Company in advance of any such response.

(f)          Mutual Waiver and Release of Claims. The Executive hereby agrees and acknowledges that, subject to payment of the amounts, provision of benefits and treatment of Equity Awards expressly provided for or referenced in this Agreement, the Executive will have received full payment for all services rendered on behalf of the Company and its subsidiaries. In consideration of the Company’s commitments to the Executive herein, simultaneously with his entry into this Agreement, the Executive and the Company are entering into the Mutual Waiver and Release of Claims attached hereto as Exhibit B.

2.           Continued Services During the Interim Period.

(a)          Interim Period Services. In addition to the reasonable cooperation of the Executive provided by Section 5(c) of the Employment Agreement, which Section 5(c) shall continue to apply following the Termination Date in accordance with its terms, the Executive shall, following the Termination Date and continuing until August 16, 2022 (the “Interim Period”), make himself reasonably available to the Board and to the Company to assist in the matters as to which the Executive’s services would be useful to the Company, including as to transitions matters (the “Interim Period Services”). Unless otherwise requested by the Company, the Interim Period Services shall be provided remotely and on a non-exclusive basis, and shall reasonably take into account other personal and business activities of the Executive during the Interim Period. In no event shall the Interim Period Services provided by the Executive cause the termination of the Executive’s employment with the Company to cease to be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(b)         Interim Period Compensation. In consideration of the Interim Period Services, the Company shall pay the Executive a cash fee of $250,000 in three equal monthly installments of $83,333 to be paid within the first 10 business days in June, July and August 2022. The Executive or the Company may elect to no longer provide or receive the Interim Period Services at any time and for any reason (or no reason) by providing the other party with at least ten (10) days’ advance written notice of such election; provided however that, in the event that the Company elects to no longer provide the Interim Period Services, the Company shall pay the Executive the remaining portion of the cash fee upon the effective date of such election.

3.           Treatment of Equity Awards. The Company and the Executive agree that the terms and conditions of the Equity Awards held by the Executive prior to the Termination Date shall be modified as set forth in this Section 3. As of the Termination Date, the Executive’s Equity Awards shall be subject to the Company’s Executive Compensation Clawback Policy only to the extent of any claim not released by the Company pursuant to the Mutual Waiver and Release of Claims attached hereto as Exhibit B. The Company and the Executive agree that, other than as modified hereby, the Equity Awards shall remain subject to their existing terms and conditions.

(a)           Options. As of immediately prior to the Termination Date, the Executive holds (1) an award of 400,000 Options granted on February 26, 2021 with an exercise price of $15 per common share (the “February 2021 Option Tranche”), (2) an award of 235,615 Options granted on April 14, 2021 with an exercise price of $10.36 per common share (the “April 2021 Option Tranche”), and (3) an award of 409,483 Options granted on April 6, 2022 with an exercise price of $6.76 per common share (the “2022 Option Tranche”).

(i)                 The February 2021 Option Tranche and the April 2021 Option Tranche are hereby automatically forfeited in their entirety as of the Termination Date.

(ii)              Notwithstanding the occurrence of the Termination Date, (x) the 2022 Option Tranche shall not be forfeited as of the Termination Date and shall instead become vested and exercisable on the original vesting dates applicable thereto as if the Executive had remained employed on each such vesting date, subject only to the Executive’s material compliance with this Agreement through such vesting dates, (y) any remaining unvested portion of the Options as of the second anniversary of the Termination Date shall become vested as of the second anniversary of the Termination Date, and (z) any vested and exercisable, but unexercised, Options shall be forfeited if not exercised prior to August 16, 2025.

(b)           Performance-Vesting Restricted Stock Units. As of immediately prior to the Termination Date, the Executive holds one award of 229,247 PSUs granted on April 14, 2021. All PSUs held by the Executive as of immediately prior to the Termination Date are hereby automatically forfeited in their entirety as of the Termination Date.

(c)           Restricted Shares. As of immediately prior to the Termination Date, the Executive holds (1) an award of 364,520 Restricted Shares granted on August 6, 2020, of which 291,616 shares subject to such award are unvested (the “2020 Restricted Share Tranche”), (2) an award of 523,809 Restricted Shares granted on February 26, 2021, of which 419,047 shares subject to such award are unvested (the “February 2021 Restricted Share Tranche”), (3) an award of 114,623 Restricted Shares granted on April 14, 2021, of which 76,797 shares subject to such award are unvested (the “April 2021 Restricted Share Tranche”) and (4) an award of 509,657 Restricted Shares granted on April 6, 2022, all of which shares subject to such award are unvested (the “2022 Restricted Share Tranche”).

(i)                 The 2022 Restricted Share Tranche is hereby automatically forfeited in its entirety as of the Termination Date.

(ii)              Notwithstanding the occurrence of the Termination Date, (x) the unvested portions of the 2020 Restricted Share Tranche, February 2021 Restricted Share Tranche and April 2021 Restricted Share Tranche (collectively, the “Retained Restricted Shares”) shall not be forfeited as of the Termination Date and shall instead become vested on the original vesting dates applicable thereto as if the Executive had remained employed on each such vesting date, subject only to the Executive’s material compliance with this Agreement through such vesting dates, (y) one-half (50%) of the total number of Retained Restricted Shares which are unvested as of the first anniversary of the Termination Date shall become vested as of the first anniversary of the Termination Date, and (y) all of the Retained Restricted Shares which are unvested as of the second anniversary of the Termination Date shall become vested as of the second anniversary of the Termination Date.

(d)           Breach of Restrictive Covenants. In the event that the Executive engages in a material breach of this Agreement including without limitation the Modified Restrictive Covenants, and such material breach is not cured by the Executive within thirty (30) days following written notice thereof given to the Executive by the Company, the Executive will forfeit any right to future vesting of Equity Awards as provided in this Agreement, and all then-unvested Restricted Shares and all then-unexercised Options shall be immediately forfeited.

4.             Modification of Restrictive Covenants. The Executive and the Company hereby agree that the restrictive covenants set forth in Section 7 of the Employment Agreement, in each case as modified hereby (the “Modified Restrictive Covenants”), shall continue to apply following the execution and delivery of this Agreement and the Executive’s resignation in accordance with the terms of the Employment Agreement, as modified hereby. The Company and the Executive agree that such restrictive covenants are hereby modified as follows:

(i)                 The noncompetition provision set forth in Section 7(b) of the Employment Agreement shall continue for the Interim Services Period and shall expire in its entirety with effect from and after August 16, 2022.

(ii)              The nonsolicitation provision set forth in Section 7(c) of the Employment Agreement is hereby modified, amended and restated in its entirety as follows, with effect from and after the Termination Date (with capitalized terms having the meanings set forth in the Employment Agreement, other than the term “No-Hire Individual”, which has the meaning set forth in this Agreement below):

(c)        Nonsolicitation. During the Noncompetition Term, the Executive agrees that the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of the Company or any of its subsidiaries with any Restricted Service Provider, (ii) endeavor to entice away from the Company or any of its subsidiaries any Restricted Service Provider or (iii) hire or otherwise directly or indirectly engage the services of any No-Hire Individual on the Executive’s own behalf or on behalf of a third party to which the Executive is providing services as an employee or other service provider; provided, that this clause (iii) shall cease to apply to any No-Hire Individual whose employment is terminated by the Company and its subsidiaries without good cause.

For purposes of this Agreement, (x) the “No-Hire Individuals” shall consist of all the individuals who, as of the date of this Agreement, are designated by the Company as obligated to file statements of the change in beneficial ownership of Company equity securities under Section 16 of the Securities Exchange Act of 1934, as amended; (y) the phrase “without good cause” with respect to a No-Hire Individual shall have the meaning given in the employment agreement to which such No-Hire Individual is a party with the Company or a subsidiary of the Company, or if the No-Hire Individual is not a party to an employment agreement with the Company or a subsidiary of the Company, as defined in the Company’s 2013 Omnibus Incentive Plan; and (z) the Executive shall be conclusively presumed to have assisted a third party in hiring or otherwise engaging the services of a No-Hire Individual if the No-Hire Individual commences to provide services to such third party at a time when the Executive is also providing services to such third party (excluding, for this purpose, where such third party engages the services of a large, pre-established consulting firm with a broad client base to which the No-Hire Individual is providing services).

(iii)            The nondisparagement provision set forth in Section 7(d) of the Employment Agreement shall remain in effect in accordance with its terms, except that the matters as to which the Executive shall not make or publish any disparaging statement (whether written or oral) shall include the material commercial agreements to which the Company or its subsidiaries are parties where such statements could reasonably be expected to become generally publicly available. The foregoing shall also not be violated by truthful statements concerning material commercial agreements made in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

5.             Cash Payment and Continued Health Benefits. In consideration of the Executive’s covenants and agreements set forth in this Agreement, the Company shall provide the Executive with the following:

(i)                 A cash payment of $4,000,000, to be paid in a lump sum not later than the second payroll date following the date of this Agreement;

(ii)              Continued medical coverage for the Executive (and, if covered immediately prior to the Termination Date, his dependents) at the same level in effect as of immediately prior to the Termination Date for 24 months following the Termination Date at the same premium rate that active employees pay for such level of coverage; and

(iii)            Continued provision of the same life insurance coverage as in effect with respect to the Executive (and, if covered immediately prior to the Termination Date, his dependents) immediately prior to the Termination Date for a period of 24 months following the Termination Date.

6.            Company Property. To the extent that the Executive has not already done so as of the date of this Agreement, and other than as may be reasonably necessary for the provision of the Interim Services, promptly following the Termination Date, the Executive shall return to the Company (1) all property of the Company and its subsidiaries in the Executive’s possession, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (2) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Company and its subsidiaries. Promptly following the end of the Interim Services Period, the Executive shall return all property retained by the Executive for the purposes of providing the Interim Services.

7.            Notices. Notices under this Agreement will be provided in accordance with Section 11 of the Employment Agreement, which is incorporated herein as if set forth fully herein.

8.            Withholding. All payments and benefits under this Agreement shall be subject to all required withholdings of Federal, state and local taxes applicable thereto.

9.            Further Assurances. Each of the Company and the Executive agrees with the other party hereto that it and he will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other party may reasonably request from time to time to effectuate the provisions and purposes of this Agreement.

10.          Expense Reimbursement. The Company shall reimburse the Executive his attorneys’ fees incurred in connection with the negotiation and execution of this Agreement in an aggregate amount equal to $25,000.

11.          Exclusive Payments. The Executive acknowledges and agrees that the payments, benefits and Equity Award treatment set forth in this Agreement are in full and final satisfaction of all of the Executive’s rights to notice pay, accrued and future bonuses, long-term compensation, severance pay, termination benefits and any other rights and entitlements from the Company and any of its subsidiaries.

12.          Miscellaneous. The Executive agrees that the payments and benefits to be paid and provided under this Agreement shall be in full and final satisfaction of the obligations of the Company and each of its subsidiaries in respect of the Executive’s termination of employment from the Company and its subsidiaries, including without limitation under the Employment Agreement. The Company hereby represents and warrants to the Executive that it has been duly authorized to enter into this Agreement. Section 15 of the Employment Agreement (relating to governing law and fora for dispute resolution) is incorporated herein as if set forth fully herein. This Agreement may be amended only by a written instrument signed by the Company and the Executive. This Agreement shall constitute the entire agreement between the Company and the Executive with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of the Executive) and assigns. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. The failure of a party to enforce the breach of any of the terms or provisions of this Agreement shall not be a waiver of any preceding or succeeding breach of the Agreement or any of its provisions, nor shall it affect in any way the obligation of the other party to fully perform such other party’s obligations hereunder. This Agreement may be executed in counterparts and delivered electronically (including by .pdf file), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the close of business on May 16, 2022.

SIRIUSPOINT LTD.

By:	/s/ Gretchen A. Hayes
Name: Gretchen A. Hayes
Title: Chair - Compensation Committee

EXECUTIVE

/s/ Sid Sankaran
Sid Sankaran

[Signature Page to Resignation Agreement and Release]

Exhibit A

May 16, 2022

SiriusPoint Ltd.

Attention: General Counsel

Letter of Resignation

Ladies and Gentlemen:

I, Sid Sankaran, hereby resign from all officer and director positions held at Third Point Reinsurance Ltd. and all its subsidiaries, in each case effective as of the close of business on May 16, 2022, provided, that such resignations shall not prejudice any of my rights under the Resignation Agreement and Release, dated as of May 16, 2022 to which SiriusPoint Ltd. and I are parties. If for any reason I am elected to serve as an officer or director of SiriusPoint Ltd. at its 2022 Annual General Meeting of shareholders, this resignation shall also apply to such positions.

/s/ Sid Sankaran
Sid Sankaran

Exhibit B

MUTUAL WAIVER AND RELEASE OF CLAIMS

1.       Release of Claims by the Executive. Pursuant to the terms of the Resignation Agreement and Release (the “Agreement”), dated as of May 16, 2022, by and between SiriusPoint Ltd., a Bermuda exempted company limited by shares (the “Company”), and Sid Sankaran (the “Executive”), and in consideration of the payments and benefits to be made under the Agreement, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for whistleblower or retaliation claims and (v) for any alleged violation of any federal, state or local statute or ordinance, and including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act, and any applicable State and local laws and all other statutes and common laws regulating the terms and conditions of Executive’s employment), excepting only the following: (a) the rights of the Executive under the Agreement including without limitation in respect of the Equity Awards retained by the Executive following the Termination Date under the Agreement; (b) the right of the Executive to receive benefits required to be provided in accordance with applicable law; (c) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of the Company or any of its affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (d) claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group, except to the extent excluded pursuant to the Agreement; (e) claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group; and (f) any rights of the Executive as a shareholder of the Company.

This Mutual Waiver and Release of Claims does not prohibit or restrict the Executive or his attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization, including, but not limited to, the Securities and Exchange Commission (“SEC”) or the Equal Employment Opportunity Commission, (ii) as required by court order or subpoena (clause (i) and clause (ii), collectively, a “Government Action”), or (iii) otherwise from providing any other disclosure required by law in connection with any Government Action. However, by executing this Mutual Waiver and Release of Claims, the Executive hereby waives all rights to personally recover any compensation, damages, or other relief in connection with any such Government Action, except that the Executive does not waive any right he may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.

2.       Release of Claims by the Company. In consideration of the promises and other valuable consideration being provided by the Executive, and with the exception of claims that as of the date hereof are unknown to any member of the Board, the Company, on behalf of itself and its subsidiaries, hereby releases, remises, acquits and forever discharges the Executive, and including the Executive’s executors, trustees, heirs and legal representative, of and from any and all Actions of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Company or any of its subsidiaries now has, owns or holds, or has at any time heretofore had, owned or held, against the Executive. As to any Action brought against the Executive in his capacity as a director or officer of the Company, the Company hereby confirms the availability of the indemnification and insurance coverages set forth in Section 8 of the Employment Agreement to the maximum extent set forth in such Section 8.

3.       No Admissions, Complaints or Other Claims. The Executive and the Company acknowledge and agree that this Mutual Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by the Executive or any Released Party, any such liability being expressly denied. The Executive and the Company also acknowledge and agree that the Executive and the Released Parties have not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against Executive or any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.

4.       Application to all Forms of Relief. As to any Action released hereby, this Mutual Waiver and Release of Claims applies to any relief in respect of such Action no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

5.       Voluntariness, Authorization and Enforceability of Obligations. The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen (18) years of age and is legally competent to sign this Mutual Waiver and Release of Claims; that the Executive is signing this Mutual Waiver and Release of Claims of the Executive’s own free will; that the Executive has read and understood the Mutual Waiver and Release of Claims before signing it; and that the Executive is signing this Mutual Waiver and Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate. The Executive also acknowledges and agrees that the Executive has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Mutual Waiver and Release of Claims. The Company acknowledges and agrees that the execution and delivery of this Mutual Waiver and Release of Claims by the Company and the performance of its obligations hereunder and under the Agreement have been duly authorized by all necessary action on its part, and that this Mutual Waiver and Release of Claims and the Agreement are valid and binding obligations of the Company, enforceable against it in accordance with their terms.

6.       Complete Agreement/Severability. This Mutual Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Mutual Waiver and Release of Claims. All provisions and portions of this Mutual Waiver and Release of Claims are severable. If any provision or portion of this Mutual Waiver and Release of Claims or the application of any provision or portion of this Mutual Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Mutual Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.       Governing Law. Section 15 of the Employment Agreement is incorporated by reference into this Mutual Waiver and Release of Claims as if expressly set forth herein.

[signature page follows]

IN WITNESS WHEREOF, the Executive has executed this Mutual Waiver and Release of Claims effective as of the date written below his signature.

/s/ Sid Sankaran
Sid Sankaran

Dated: May 16, 2022

IN WITNESS WHEREOF, the Company has executed this Mutual Waiver and Release of Claims effective as of the date written below its signature.

SIRIUSPOINT LTD.

By:	/s/ Gretchen A. Hayes
Name: Gretchen A. Hayes
Title: Chair - Compensation Committee

Dated: May 16, 2022

[Signature Page to Mutual Waiver and Release of Claims]